EXHIBIT 99.1

PixarBio Corporation Expands Non-Opiate R&D Portfolio for Pain with Steroid Injections; Collaborates for Clinical cGMP Manufacturing, and Grooms Team for Clinical Studies of NeuroRelease Post-Surgical Pain Treatments 14-Day, 7-Day, and 3-Day

Posted on January 09, 2017

Cambridge, Massachusetts (January 9, 2017): PixarBio Corporation, (OTCQX:PXRB) today announced the expansion of their non-opiate R&D pain portfolio beyond NeuroRelease to include steroid based injections that can treat acute and chronic pain for up to 90-days. The treatment can be re-injected so it has the potential to be a new option for the treatment of chronic pain.

“We have answered society’s call for opiate replacements by adding steroid injectable to NeuroRelease. Our breakthrough non-opiate morphine replacement, NeuroRelease, treats pain signaling after surgery or injury through nerve block injections, the depo injection sits in place for 14 days (or 7, 3, 90 days) and BLOCKS pain signals going back to the brain from the point of surgery or injury. My novel steroid based injections will treat what is often the ‘cause’ of the pain, and that is inflammation after surgery or injury. I’ve been inventing non-opiate pain drugs for over a decade and with 23 years until retirement, this novel steroid injection is another important advancement from my labs along the way,” said PixarBio CEO Frank Reynolds. “This new generation of steroid treatments, are all 505(b)2 pathways through the FDA because ingredients are already FDA approved, and have relatively short-term pathways through the FDA for approval. We have answered the calls for help from the FDA, the White House, the US Congress, and all the Mothers and Fathers who call me about their addicted loved ones, no matter who the loved one may be because addiction does not discriminate,” said PixarBio CEO Frank Reynolds.

“As Chief Science Officer and to scale PixarBio, it is critical we assess and optimize my teams and processes at all times. Our 2017-2022 R&D Program for all NeuroRelease pain programs now includes a world renowned cGMP manufacturing partner to support our clinical studies program. PixarBio has worked with them for years on 14-Day NeuroRelease. The PixarBio in-house R&D team will be focused on expediting our 7-Day and 3-Day clinical studies forward so we now expect FDA approval for 14-Day in early 2019. We now expect both the 7-Day, and the 3-Day NeuroRelease in late 2019. The 90-Day NeuroRelease pain treatment remains on target for 2020,” said PixarBio CEO/CSO Frank Reynolds.

To achieve these milestones, we’ve been able to groom our team for the path forward, swapping technology skills in and out as needed. The cGMP manufacturing partner has allowed PixarBio to significantly increase the experience on our technology team overnight, so we’ve made some important changes to the PXRB team.

•	Dr. Dana Tilley, Chief Neuroscientist brings 8 years of extensive pain research
•	Dr. Anita Gupta, Clinical Advisory Team, an expert in the field of pain management
•	Steve Chartier, Chief Operating Officer to lead Manufacturing, Clinical and Regulatory
•	Sarah Scott, Director of cGMP Manufacturing and CMO Lead
•	Patrick Armstrong, Director Development Engineering to lead 14, 7, 3, and 90- day development
•	Michael Creegan JD., Counsel to support M&A, IP Portfolio, US licensing, and international licensing
•	US Sales leader that’s never been involved with an FTC or FDA investigation of their sales and marketing programs
•	Clinical studies will now be focused on the east coast so we’re reshaping our clinical advisory board to support mid-west and east coast clinical studies.

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About PixarBio Corporation

PixarBio is a public company traded on the OTC markets under the stock symbol PXRB. PixarBio is a specialty pharmaceutical/biotechnology company focused on pre-clinical and clinical commercial development of novel neurological drug delivery systems for post-operative pain. PixarBio researches and develops targeted delivery systems for drugs, devices, or biologics to treat pain, epilepsy, Parkinson’s disease, and spinal cord injury. Our lead product platform, NeuroRelease™, has achieved sustained therapeutic release of non-opiate drugs for post-operative, acute and chronic pain in pre-clinical models. For more information, visit www.pixarbio.com.

Safe Harbor Statement

This announcement includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of PixarBio’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of Biotech and medical device industry regulation and health care legislation in the United States and internationally; global trends on cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; PixarBio’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of PixarBio’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

PixarBio Corp undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be obtained through PixarBio’s corporate headquarters at 200 Boston Ave, Suite 1875 in Medford, MA 02155.

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